Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXCLUSIVE DEVELOPMENT AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DEVELOPMENT AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into effective as of the 31st day of July 2024 (the “Effective Date”), by and between Collagen Matrix, Inc. dba Regenity Biosciences (“Regenity”), having its principal offices at [******], and AVITA Medical, Inc. (“Distributor”) having its principal offices at 28159 Avenue Stanford, Suite 220, Valencia, CA USA. Regenity and Distributor are referred to herein collectively as the “Parties,” and individually as a “Party.”

WHEREAS, Regenity is in the business of manufacturing collagen and mineral-based medical devices;

WHEREAS, Distributor is in the business of distributing such products;

WHEREAS, Regenity and Distributor collaborated to create the Product (as defined below) in response to specifications provided to Regenity by Distributor; and

WHEREAS, Regenity and Distributor desire to enter into an arrangement whereby Regenity will supply Products (as defined below) to Distributor for exclusive distribution in the Territory under Distributor’s Private Brand (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the adequacy of which each Party hereby accepts, the Parties mutually agree as follows:

ARTICLE I

Definitions

1.1
“510(k)” means the Class II Product regulatory clearance obtained by Regenity from the FDA.

1.2
“Accepted Order” means an Order that is accepted in writing by Regenity pursuant to Section 3.1(c).

1.3
“Distributor Private Brand” means the labels, packaging, webpages, and other marketing materials of Distributor, together with all related trademarks, copyrights and associated goodwill.

1.4
“Distributor Product Branding” means the trade names, trademarks, catalog numbers, trade dress, trade styles, logos, symbols, corporate names and other branding elements, that Distributor will use to promote and sell Products hereunder. For clarity, (i) Distributor Product Branding shall include the Distributor Private Brand, and (ii) a Regenity Mark within Distributor Product Branding shall not comprise part of the Distributor Product Branding.

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT47627155_9

1.5
“FDA” means the U.S. Food and Drug Administration.

1.6
“Field” means, with respect to a given Product in the Territory, the uses of such Product in accordance with received Regulatory Approval.

1.7
“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.8
“Law” means any law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.

1.9
“PMA” means the Pre-Market Approval obtained by Distributor from the FDA for a Class III product that includes Distributor’s RECELL® platform.

1.10
“PMA Alternative” means a clinical study that evaluates use of the Product together with the RECELL platform in a two-stage procedure with the following two endpoints: 1) time to graft and 2) time to closure. The endpoints need to demonstrate that use of the Product together with the RECELL platform demonstrates a level of performance at least equivalent to that of well-established, objective performance criteria of other comparable dermal matrices. The PMA Alternative will allow for the gathering of clinical data to support Distributor’s marketing, sales and distribution efforts as provided in this Agreement; in addition, the PMA Alternative may also be used as the basis for a future PMA application, upon mutual agreement of the Parties.

1.11
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.12 “Product” or “Products” means the specific Regenity product(s) listed in Schedule A when they are packaged, labeled, marketed and sold hereunder using Distributor Product Branding.

1.13 “Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals of any Regulatory Authority, necessary for the use, development, manufacture, and commercialization of a medical device in a regulatory jurisdiction.

1.14 “Regulatory Authority” means, with respect to the Territory, any national (e.g., the FDA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval for medical devices in such country.

1.15 “Representatives” means, with respect to a Party, such Party’s officers, directors, employees, consultants, contractors and agents.

1.16 “Return Policy” means Regenity’s internal policy regarding returns, as in effect from time to time.

1.17 “Specifications” means, with respect to a given Product, the specifications for such Product set forth in Schedule D.

1.18 “Statement of Work” means a document to be attached to this Agreement after the Effective Date that outlines additional work agreed upon by the Parties including, but not limited to, regulatory filings and development of new products.

1.19 “Territory” means the country specified in Schedule B which may be amended by the Parties from time to time.

1.20 “Third Party” means any Person other than Regenity, Distributor or their respective affiliates or Representatives.

1.21 “Unit” means one packaged unit of a given Product.

1.22 “Unit Purchase Price” means, with respect to one (1) Unit of a given Product, the corresponding unit purchase price set forth in Schedule A, as adjusted from time to time in accordance with Section 3.2.

1.23 “Warranty Period” means, with respect to a given delivery of Products, the time period from the receipt of Products by Distributor to the expiration date of the Products following delivery of such Products pursuant to Section 3.2(b).

1.24 Cross Reference Table. The following terms are defined elsewhere in this Agreement in the Sections set forth below:

Term	Section
Agreement	Preamble
Carrier	3.2(b)
Regenity	Preamble
Regenity Marks	7.2
Confidential Information	6.1
Damages	5.2(a)
Defense Costs	5.2(b)
Disclosing Party	6.1
Distributor	Preamble
Distributor Marks	7.4
Indemnities	5.2(a)
Indemnitor	5.2(a)
Marketing Materials	2.5(a)(ii)
Orders	3.1(b)
Parties	Preamble
Party	Preamble
Product IP	7.5
Product Issues	2.7(b)
Product Warranty	3.5(a)

Recall Action	2.7(c)
Recipient	6.1
Returns	3.6
Term	4.1
Territory Commitment	2.3

ARTICLE II

Distribution of the Product

2.1
Exclusive Distribution. Subject to the terms and conditions of this Agreement, Regenity hereby appoints Distributor as the exclusive distributor, and Distributor accepts such exclusive engagement to market, sell and distribute Product(s) to customers within the Territory for use in the Field. While Distributor’s Exclusive Distribution (as defined below) is granted by Regenity as of the Effective Date, Distributor’s right to such Exclusive Distribution shall be automatically triggered upon receipt by Regenity of 510(k) clearance by the FDA for the intended use and indications for use as a Class II medical device as agreed between the Parties (the “FDA Clearance Date”). Distributor shall purchase the Products supplied by Regenity and resell such Products in its own name, for its own account, and at its own risk except for Products subject to manufacturing defects, or recall, modification or discontinuation events as provided under Sections 2.4(b) and 2.7 (as applicable) whereby any risk related to the marketing, sale and distribution of the Products will be borne by Regenity. Distributor is an independent distributor and is not an agent of Regenity for any purpose.

2.2
Exclusivity.
(a) Payments by Distributor. In consideration of the rights to exclusive distribution of the Products to the Field in the Territory (which will include branding services provided by Regenity for the Distributor Private Brand) (the “Exclusive Distribution”), Distributor will make certain payments totaling up to five million United States Dollars (US$ 5,000,000) to Regenity, as follows:

(i) A payment of two million United States Dollars (US$ 2,000,000) due on, and payable within 10 business days of, the FDA Clearance Date;

(ii) A payment of three million United States Dollars (US$ 3,000,000) on or before January 4, 2026 which shall be utilized by Regenity to prioritize the allocation of additional resources to guarantee the development and manufacturing capacity necessary to meet Distributor’s distribution plans for the Product; for the avoidance of doubt, Distributor will make this third payment in consideration of the Exclusive Distribution. Distributor will make this $3,000,000 payment only in the event that Distributor has made neither the First Termination Payment nor the Second Termination Payment as provided by Section 4.1(a) below.

(b) Termination of Exclusivity. As of January 1, 2027, Regenity may terminate exclusivity rights if Distributor does not meet the target product revenues for each of the applicable years as set forth on Schedule E (the “Target Product Revenues”) and does not exercise its options to cure the failure of any such Target Product Revenue as provided by Section 2.2(c) below. In the event Regenity terminates Distributor’s exclusive distribution rights in accordance with this sub-Section 2.2(b), such termination shall not result in termination of the Agreement nor in any compensation claims of Regenity.

(c) Distributor’s Cure Options. If Distributor fails to meet the Revenue Forecast for any of the years as set forth on Schedule E, in order to maintain its exclusive distribution rights under this Agreement, Distributor may, at its sole discretion, within 30 days after the end of such applicable year, either (a) make a lump sum dollar payment to Regenity, with the payment equal to the Guaranteed Regenity Target Product Revenue (as defined on Schedule E) less the amount paid to Regenity for the Product during the applicable year; or (b) purchase an additional amount of the Product so that the Guaranteed Regenity Target Product Revenue (as set forth on Schedule E) for the prior year is satisfied.

2.3
The Territory.

(a) No Sales Outside the Territory or the Field. Distributor shall not market, sell or distribute the Products to customers located outside the Territory or otherwise solicit or encourage customers located outside the Territory to submit orders for Products to the Distributor. Distributor shall limit its marketing, sales and distribution activities to those designed to attract orders from customers in the Territory who use the Products in the Field. Distributor shall promptly forward to Regenity all inquiries relating to Products or potential purchases of Products from customers or potential customers outside the Territory.

(b) Expansion of the Territory. Distributor shall have the right, at any time from the Effective Date through December 31, 2025 to request that Regenity submits for regulatory clearance(s) of the Products in the countries of the European Union, as well as Australia and Japan. The submission of these regulatory filings shall be reflected through a Statement of Work to be attached to this Agreement, executed by the Parties, by no later than December 31, 2025. Upon regulatory approval, the expansion of the Territory shall be reflected through an amendment of Schedule B. Distributor’s Exclusive Distribution rights in the Territory as expanded in accordance with this section 2.3(b) shall remain in place for the Term unless its distribution rights are terminated in accordance with the provisions of this Agreement.

(The obligations of, and limitations on, Distributor under this Section 2.3 are referred to collectively as Distributor’s “Territory Commitment”).

2.4
Product Additions, Modifications and Discontinuation.

(a)
New or Additional Products. Upon mutual written agreement of the Parties, other

Regenity products may be added to Schedule A. Upon the effective date of such change to Schedule A, such additional products shall be deemed to be “Products” for purposes of this Agreement. Any such change to Schedule A, to be effective, must be in writing, signed by an authorized representative of each Party, and must specify the price at which such Products will be sold to Distributor.

(b)
Product Modifications and Discontinuation. Regenity cannot modify or discontinue any

Product at any time during the Term to the extent such modification impacts either the supply of, or any regulatory status (whether 510(k) or PMA) related to, the Product without developing a mutually agreed transition agreement with Distributor.

2.5 Additional Responsibilities of Distributor.

(a)
Sales and Marketing Activity.

(i) Marketing Efforts. Consistent with the terms and conditions of this Agreement, Distributor shall use commercially reasonable efforts to promote the sale of Products to customers within the Territory for use in the Field.

(ii) Sales Activities and Materials. Distributor shall produce promotional materials in commercially reasonable quantities to support the marketing of the Products in the Field within the Territory. Any marketing and sales activities conducted by Distributor shall be at Distributor’s sole cost and expense, unless otherwise agreed to by the Parties in writing. Distributor shall not market or promote any Product in any manner that is inconsistent with the approved labeling of the Product or its use solely within the Field. Distributor shall ensure that all of its brochures, technical data sheets, marketing, product catalogs, website content, white papers and other marketing and sales material that identifies or is used in connection with any Product (collectively, “Marketing Materials”) complies with all applicable Laws. All Marketing Materials must be approved by Regenity prior to print and/or distribution. Subject to the provisions of Article VI, Regenity shall provide Distributor with available technical information that is reasonably necessary for Distributor to produce appropriate Marketing Materials for use during the Term. Distributor may use its web site to promote the Products in the Territory for use in the Field, provided that any links to Regenity’s web site must be approved in advance by Regenity and such usage otherwise complies with the requirements of this Section 2.45a).

(iii) Qualified Personnel. Distributor, at its sole expense, shall maintain qualified sales and distribution personnel to perform the sales, marketing, and clinical support efforts required to satisfy its obligations under this Agreement. Distributor shall be responsible for the training of its Representatives and its sales representatives, sub-distributors, and end-users of the Products.

(iv) Authorized Customers. Distributor shall sell Products only to licensed physicians, hospitals and other Persons who are permitted by applicable Law to possess and use the Products in the course of providing patient care services. Distributor shall not sell a Product to any Person who resells, or intends to resell, such Product without Regenity’s written authorization to resell Products.

(b) Business Standards. As a distributor of the Products, Distributor shall conduct its business to the highest ethical and business standards in a manner that reflects favorably on the Products and on the reputation of Regenity. Further, Distributor shall not, and shall not permit its Representatives to, engage in any activity that may imply or express any false or misleading statements about Regenity or the Products.

(c) Compliance with Applicable Law.

(i) General. Distributor shall, and shall cause its Representatives to, comply with all applicable Laws in the performance of its activities under this Agreement, including, without limitation, anti-bribery and anti-corruption laws, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers and government officials.

(ii) No Improper Payments or Incentives. Without limiting Distributor’s other obligations under this Section 2.5(c) (A) with respect to any Product, payment, service or activity under this Agreement, Distributor shall not, and shall not permit its Representatives to, take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any government official or any other Person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment and (B) Distributor certifies that in connection with this Agreement, such Distributor’s compensation system for its Representatives that perform any marketing, sales or distribution activities related to the Products is designed to ensure that financial incentives do not inappropriately motivate such Representatives to engage in improper or illegal marketing, sales or distribution of the Products (including off-label promotion), and excludes from employee incentive compensation sales that may be attributable to the off-label use of the Products.

(iii) Licenses and Permits. Except for Regulatory Approvals for the Products themselves (which shall be held by Regenity, except for the PMA which shall be held by Distributor), Distributor shall obtain and maintain at its sole expense all licenses, permits and other authorizations required by each political jurisdiction within the Territory that are required for Distributor (and its Representatives, as applicable) to (x) market, sell and distribute the Products, (y) market, sell and distribute any product requiring a PMA, and (z) otherwise support its customers in accordance with the terms of this Agreement.

(v) No Debarment or Exclusion. In connection with its activities under this Agreement, Distributor will not use any Representative, either itself or through a subsidiary or affiliate, that has been debarred or excluded by any Regulatory Authority or, to Distributor’s knowledge, is the subject of debarment or exclusion proceedings by any Regulatory Authority. If Distributor learns that any Representative performing on its behalf under this Agreement has been debarred or excluded by any Regulatory Authority, or has become the subject of debarment or exclusion proceedings by any Regulatory Authority, then Distributor shall promptly notify Regenity and shall prohibit such Representative from performing further on Distributor’s behalf under this Agreement.

(d) Regulatory Approvals. Regenity shall be responsible for obtaining FDA 510(k) clearances. All Regulatory Approvals relating to the Products in the Territory, including, without limitation, all Distributor Requested Approvals, shall be (i) filed in the name of Regenity or its authorized designee and (ii) owned exclusively by Regenity or its authorized designee, except for any Regulatory Approval related to a product for which a PMA or a PMA Alternative is being sought (Regenity and RECELL). In the event of expiration or termination of this Agreement, if Distributor is Regenity’s authorized designee in certain Territories, then Distributor shall transfer all Regulatory Approvals in its name in such Territories to Regenity or its new authorized designee.

(e) Product Handling and Packaging. Distributor shall ship all Products to its customers in Regenity’s standard packaging, which will include instructions for use and the Product Warranty, if any, and feature Distributor Product Branding. Without the express, prior written consent of Regenity, Distributor shall not (i) alter or modify in any manner any Product package or label, including the exterior or interior of any Product package, (ii) repackage any Product and/or (iii) alter, remove, cover, or add to, in any manner whatsoever, any patent notice, copyright notice, serial number, model number, Mark or legend that Regenity or its designee may attach or affix to any Product. Distributor shall store, transport and distribute the Products in accordance with all instructions in the Product packaging and shall take all necessary steps to prevent the sterility and security of the Products and Product packaging from being compromised. Product supplied from Regenity to Distributor shall be packaged in Regenity’s standard packaging with such packaging featuring Distributor Product Branding. Distributor Product Branding packaging elements (including but not limited to brand names and logos) will be communicated to Regenity by Distributor in writing in formats useful for Regenity to produce such packaging; provided however, Distributor shall give Regenity at least ninety (90) days prior written notice of any changes to Distributor Product Branding packaging elements, and Regenity shall be entitled to recover, and Distributor shall be responsible to pay Regenity, all reasonable out-of-pocket costs that Regenity actually incurs associated with such changes.

2.6 Responsibilities of Regenity.

(a) Regenity shall adhere to the requirements of applicable regulatory requirements of ISO 13485 and the United Stated FDA (21 CFR Part 820 FDA Quality System Regulations for Medical Devices).

(b)
Regenity shall provide technical support and training as reasonably requested, at the expense of Distributor, by Distributor in providing distribution services related to the Products to those individuals who will be representing the Products on behalf of Distributor.

(c)
Regenity shall scale up its manufacturing operations and production capacity for the Products in order to meet the annual demands of Distributor’s distribution plans. Further, Regenity shall conduct its manufacturing and operations in accordance with the mutual undertaking of the Parties set forth in Section 3.7 below.

2.7 Adverse Events, Recalls and Corrective Actions.

(a) Traceability. During the term of this Agreement and for ten (10) years thereafter, Distributor shall maintain complete and accurate distribution records by customer and by lot number (including, without limitation, date of distribution; description of Product by name, model and ID number; and the name and address of the purchaser) for all sales of Products by Distributor within the Territory for purposes of complying with regulatory requirements. In the event of a Recall Action relating to one or more Products, or otherwise upon Regenity’s reasonable request, such records shall be made accessible by Distributor to Regenity and independent certified public accountants selected by Regenity.

(b) Reporting and Assistance. Distributor shall report immediately to Regenity any defects, adverse events, Product failures or faults, and user complaints (collectively, “Product Issues”) that have been detected by Distributor or reported to Distributor by a customer. Distributor shall assist Regenity in the investigation and resolution of any Product Issues with respect to Products distributed by Distributor. Further, Distributor shall comply with all applicable Laws relating to documentation and record keeping for vigilance reporting (including, without limitation, the Medical Device Directive, 93/42/EEC: 1993). Distributor shall report to Regenity any events that could require a vigilance report of which Distributor becomes aware.

(c) Recall Actions. Any decision to initiate a recall, market withdrawal, replacement or any other corrective action with respect to any Product in the Territory (a “Recall Action”) shall be made by Regenity in its sole discretion, in compliance with and to the extent permitted by Applicable Law. If Regenity determines that a Recall Action is necessary with respect to a Product in the Territory, then Distributor shall provide Regenity with any and all assistance necessary to effect such Recall Action. Regenity shall reimburse Distributor for all reasonable costs incurred by Distributor as a result of such Recall Action to the extent that such Recall Action results from Regenity’s failure to comply with its obligations under this Agreement. Further, Distributor shall have the right to return the Products that are subject to such Recall Action to the extent that such Recall Action results from Regenity’s failure to comply with its obligations under this Agreement. Regenity shall have no obligation to reimburse or pay Distributor any amounts with respect to any Recall Action to the extent that such Recall Action results from Distributor’s or its Representatives’ failure to comply with any of its obligations under this Agreement.

ARTICLE III

Supply of Products

3.1 Order of Products.

(a) Forecasts. Distributor shall provide Regenity with a 12-month rolling forecast for each Product in accordance with the information set forth on Schedule E, of which the first three (3) months of each forecast shall be binding. Such forecasts shall be updated by Distributor monthly for production planning purposes.

(b) Submission of Orders. Distributor shall order Products by submitting to Regenity written or electronic purchase orders (each, an “Order”) signed or otherwise authorized by an authorized representative of Distributor. Each Order must include, at a minimum, (i) Part Number, quantities, requested shipping dates, shipping instructions and then current applicable Unit Purchase Price, (ii) a ship date at least four (4) weeks from the date of placing the Order and (iii) a minimum of ten (10) units per item code. No terms or conditions of any Order shall be binding on Regenity to the extent that such terms and conditions are inconsistent with those contained in this Agreement.

(c) Confirmation and Acceptance of Orders. No Order shall be binding on Regenity until accepted by Regenity in writing. Regenity shall use commercially reasonable efforts to acknowledge and provide written notice of acceptance or rejection of Orders within three (3) days of receiving the Order. Regenity’s written acknowledgement of each Accepted Order shall indicate the expected date(s) that Regenity will deliver the Product quantities covered by such Order. All Orders accepted by Regenity shall be binding on Distributor.

3.2 Delivery of Products.

(a) Fulfillment of Accepted Orders. Regenity shall use commercially reasonable efforts to (i) supply to Distributor the quantity of Products specified in each Order that is accepted by Regenity pursuant to Section 3.1(c) and (ii) meet Distributor’s requested shipping dates. All orders will be appropriately individually packaged by Regenity for delivery to Distributor.

(b) Delivery. Regenity shall deliver the quantity of Product specified in each Accepted Order to the Carrier (as defined below) for shipment to Distributor. Title and risk for loss or damage shall pass to Distributor upon delivery of the Products to the Carrier for shipment to Distributor and any loss or damage thereafter shall not relieve Distributor of any obligation hereunder. Distributor shall be responsible for selecting a carrier (the “Carrier”) to ship the Products from Regenity’s designated warehousing facility(ies) to Distributor. Shipping, handling and insurance charges are at the expense of Distributor, as provided in Section 3.3(d).

(c) Delays in Delivery. If Regenity is not able to deliver Products to Distributor on the date specified in the applicable Accepted Order, then Regenity shall use commercially best efforts to so notify Distributor as soon as possible. Regenity shall make commercially best efforts to meet delivery dates confirmed, and in the event that Regenity fails to meet such delivery dates, Regenity shall comply with the provisions of Section 3.2 (d) below.

(d) Failure to Supply. It shall be considered a “Failure to Supply” if either (i)

Regenity notifies Distributor that it is unable for any reason, except for a Force Majeure Event, to supply the Product in accordance with the quantities and/or delivery dates specified by Distributor for such Product via the Orders which have been accepted by Regenity, or (ii) Regenity delivers less than eighty percent (80%) of the Product quantities specified in an Order more than forty-five (45) days later than the target delivery dates contained in such Order on three (3) consecutive occasions, or on four (4) occasions in any twelve-month period, except for a Force Majeure Event (per Section 8.7). Upon the occurrence of a Failure to Supply, Distributor may, in its sole discretion (a) cancel any outstanding Orders with Regenity and upon notice to Regenity, purchase from a third party of its choosing or self-Manufacture replacement Product, or (b) require Regenity to supply the undelivered Product at a future date agreed upon by the Parties. Product purchased from a third party as a result of a Failure to Supply shall be considered when calculating Distributor’s performance against the Minimum Purchase Requirements. If during the Term, Regenity is able to demonstrate to Distributor reasonable satisfaction that Regenity is capable of re-establishing a satisfactory supply of Product, then Distributor shall have the obligation to resume purchasing Product from Regenity under this Agreement for the remainder of the Term.

3.3 Pricing Terms.

(a)
Product Pricing. Distributor shall purchase, and Regenity shall sell to Distributor,

the Products ordered by Distributor pursuant to Accepted Orders at the applicable Unit Purchase Prices set forth in Schedule A, as adjusted from time to time in accordance with this Section 3.3. For 2025, it shall be noted that the Unit Purchase Price shall be based on [******]. During the first quarter after December 31, 2025, Distributor shall estimate the quarterly average sales price for the Product (the “ASP”) and the price Distributor pays to Regenity for the Product shall be 50% of the estimated ASP for the applicable quarter, and shall be expressed in United States Dollars. Thereafter, the price Distributor pays to Regenity for the Products shall be 50% of the ASP from the previous quarter. Further, on a quarterly basis, Distributor will make any necessary true-up payments to account for any variance in the actual ASP.

(b) Taxes and Other Fees. Taxes are not included in the Unit Purchase Prices set forth in Schedule A, as the same may be modified pursuant to this Section 3.3(b). Distributor shall pay all applicable sales, use, excise and any other taxes imposed under the authority of any national, state or local taxing jurisdiction. Distributor shall not reduce any fees or charges owed to Regenity as a result of any such taxes or duties. Distributor shall furnish Regenity with a valid tax exemption certificate issued by each taxing jurisdiction or entity where such certificate is required as a condition for the avoidance of applicable sales or use taxes covering any Product to be sold under this Agreement.

(c) Insurance Costs and Freight Charges. The Unit Purchase Prices set forth in Schedule A, as the same may be modified pursuant to Section 3.3(b), do not include freight charges and insurance costs. All freight charges and insurance costs associated with the shipment of Products under this Agreement shall be borne solely by Distributor.

3.4. Payment Terms.

(a)
Timing of Payment. Payment in full for Products ordered hereunder is due net thirty (30) days from the date of shipment.

(b) Late Payments. Delinquent amounts shall bear interest at a rate equal to one percent (1%) per month (twelve percent (12%) per year) or, if lower, at the maximum rate allowed by applicable law. Regenity reserves the right to withhold delivery of additional Products during any period in which Distributor has any amounts outstanding and past due.

(c) Currency. Distributor shall make all payments required under this Agreement in United States dollars by check or wire transfer to an account specified by Regenity.

(d) Revenue-Sharing. Distributor agrees to make payments to Regenity from revenue generated from sales of the Products by Distributor in the Territory in accordance with the revenue-sharing percentage set forth in the table on Schedule E within 30 days of each year-end during the Term.., For clarity, the amount to be paid by Distributor to Regenity in accordance with the revenue-sharing percentage for each year of the Term is reduced by the amount of Product purchased in a given year, but not below the Guaranteed Regenity Target Product Revenue (as set forth on Schedule E) for any applicable year. In the event that Distributor fails to meet the Target Product Revenue set forth on Schedule E for any given year, the Parties shall follow the process provided in Section 2.2(c) of this Agreement.

3.5 Product Warranty.

(a) Warranty Terms. Regenity grants to Distributor the limited warranties contained in the warranty terms for the Products, as modified from time to time by Regenity (“Product Warranty”). The scope of the Product Warranty applicable to each Product is set forth on Schedule C hereto. Regenity reserves the right to modify the Product Warranty for each Product from time to time and shall notify Distributor of any changes thereto. In the event that any Product does not conform to its Product Warranty, Distributor’s sole and exclusive remedy shall be to return such Product to Regenity, who shall, in its sole discretion, either replace such defective Product or refund the net purchase price of such defective Product to the customer or Distributor. Regenity’s warranty obligations with respect to each Product shall only endure during the Warranty Period, and Distributor must raise any warranty claims within the Warranty Period. Regenity’s obligations under the limited Product Warranty do not extend to a Product where the sterility or integrity of the Product or its packaging has been compromised by Distributor or a customer, or where the Product is used after the Warranty Period. Regenity is not responsible for breaches of the Product Warranty caused by use, operation or storage not in accordance with Regenity’s instructions, unauthorized modification of a Product, or Distributor’s or any of its Representative’s failure to comply with Distributor’s obligations under this Agreement.

(b) Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.5(a), (i) REGENITY MAKES NO WARRANTIES TO DISTRIBUTOR, CUSTOMERS OR ANY OTHER PERSON WITH RESPECT TO THE PRODUCTS OR SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS OR IMPLIED, (ii) REGENITY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND (iii) NO REPRESENTATION OR WARRANTY, INCLUDING BUT NOT LIMITED TO STATEMENTS OF QUALITY, SUITABILITY FOR USE OR PERFORMANCE, WHETHER MADE BY REPRESENTATIVES OF REGENITY OR DISTRIBUTOR, SHALL BE CONSIDERED A WARRANTY BY REGENITY FOR ANY PURPOSE OR CREATE ANY LIABILITY OF REGENITY. IN NO EVENT SHALL REGENITY BE LIABLE FOR CONSEQUENTIAL DAMAGES OF ANY TYPE OR NATURE.

(c) No Modification of Product Warranty by Distributor. Distributor shall not modify or supplement the limited Product Warranty included in Regenity’s standard packaging without the express written consent of an authorized representative of Regenity, and Distributor may not provide any additional warranty to any customer that is binding on Regenity. Distributor shall indemnify and hold Regenity harmless from all liabilities, claims, damages and expenses, including reasonable attorneys’ fees, that may be incurred by Regenity during or after the term of this Agreement that result from or arise out of Distributor’s failure to comply with the terms of this Section 3.5(c).

3.6 Return of Products. Subject to the provisions of Section 2.7(c) and Section 3.5(a), return of Products (“Returns”) must be authorized by Regenity and otherwise comply with Regenity’s Return Policy. Any authorized Returns shall be shipped by Distributor to Regenity at Distributor’s expense and risk of loss and are subject to a re-stocking fee. Authorized Returns shall be credited upon receipt and verification that the goods are in saleable condition, and such credit shall be netted against the balance due from Distributor. Products damaged or destroyed during shipment or returned after termination or expiration of this Agreement do not constitute Returns for purposes of this Agreement.

3.7 Product Supply and Development Meetings. Within 30 days from January 1, 2025, the Parties hereby will meet and establish a bi-annual meeting schedule (the “Product Supply and Development Meetings”) whereby Regenity provides status updates on its current and projected production capacity and other key manufacturing operations deliverables to Distributor. The Parties hereby acknowledge and agree that the purpose of the Product Supply and Development Meetings is for Regenity to confirm its ability to satisfy both the quantity and timing of supply of the Product necessary to meet Distributor’s distribution plans through the Term.

ARTICLE IV

Term and Termination

4.1
Term. This Agreement shall commence on the Effective Date and shall continue through December 31, 2029 (the “Initial Term”, along with any automatic renewal terms, the “Term”).

(a)
Early Termination and Payments. In the event that Distributor determines, between

January 1 and June 30, 2025, that the clinical data resulting from the trial conducted pursuant to the PMA Alternative is insufficient to achieve the PMA Alternative purpose (in accordance with its definition in Section 1.10 above), Distributor shall make a payment of[******] to Regenity (the “First Termination Payment”). Upon payment by Distributor of the First Termination Payment, no further payments are required under this Agreement and this Agreement shall automatically terminate. However, if Distributor does not make the First Termination Payment, but determines at some point after June 30, 2025, and by no later than December 31, 2025, that the trial conducted pursuant to the PMA Alternative has failed, Distributor shall then make a payment to Regenity of [******] (the “Second Termination Payment”). Upon payment by Distributor of the Second Termination Payment, this Agreement shall automatically terminate, and Distributor shall no longer be required to make the $3,000,000 payment in accordance with Section 2.2(a)(ii) above. Distributor shall communicate to Regenity, via electronic mail, on or before each of June 30, 2025 and December 31, 2025 (as applicable), its intention to either terminate the Agreement and make either the First Termination Payment or the Second Termination Payment (as applicable) or to continue to market, sell and distribute the Product through its Exclusive Distribution in accordance with this Agreement. For the avoidance of doubt, the maximum amount that Distributor shall be required to pay to Regenity under this Section 4.1(a) is [******].

(b)
Extension. This Agreement will automatically renew for an additional five-year term upon the occurrence of any of the following events: (a) Distributor receives approval of its PMA application by December 31, 2027, (b) Distributor meets the Target Product Revenues set forth on Schedule E, (c) Distributor follows the process set forth in Section 2.2(b); or (d) Distributor makes the payment in accordance with Section 2.2(a)(ii) of this Agreement. Such automatic renewals shall not restrict in any way a Party’s right to terminate this Agreement pursuant to Section 4.2.

4.2
Termination.

(a) For Cause. Either Party may terminate this Agreement for cause: (i) upon the material breach of any obligation or responsibility by the other Party which breach remains uncured for thirty (30) days after written notice thereof; (ii) immediately and without the necessity for notice, upon the bankruptcy, insolvency or similar filing by or against the other Party; and/or (ii) immediately and without the necessity for notice, upon a material breach of applicable Law by the other Party. A material breach by Distributor under this Agreement includes but is not limited to the following: (A) uncured failure of Distributor to make any payment when due; (B) Distributor’s breach of its Territory Commitment; (C) Distributor’s uncured use of Regenity’s Marks or other intellectual property rights in a manner not in accordance with this Agreement; and (D) any action by Distributor that implies or expresses any false or misleading statements about Regenity or the Products. A material breach by Regenity under this Agreement includes but is not limited to the following: (A) failure of Regenity to satisfy its Product modification and discontinuation obligations in accordance with Sections 2.4 (b), (B) failure of Regenity to timely supply the Product to Distributor in accordance with Section 3.2(c); (C) Regenity’s use of Distributor’s intellectual property in a manner not in accordance with this Agreement; and (D) any action by Regenity that implies or expresses any false or misleading statements about Distributor, its obligations under this Agreement or its intellectual property.

4.3 Effects of Termination. Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement shall not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination. Expiration or termination of this Agreement for any reason shall not prevent or excuse either Party from settling accounts, collecting funds, or engaging in any activity necessary to successfully bring to completion any transaction outstanding at the time of the termination or expiration of this Agreement. Notwithstanding any provision of this Agreement to the contrary, immediately upon expiration or termination of this Agreement, Distributor shall, at its sole expense (a) remove from any catalogs, price lists or other media employed or used by Distributor any and all references to Regenity and the Products, (b) cease use of all Regenity trademarks and trade names, including, without limitation, the Product trademarks and (c) return all unsold Products to Regenity in accordance with Regenity’s Return Policy. In the event that Distributor has contractual obligations to deliver the Product, Regenity shall supply an adequate amount of Product to Distributor, per Distributor’s indications, to ensure that Distributor meets such distribution obligations. If the Agreement expired or was terminated by Regenity for Distributor’s breach, Distributor shall not be entitled to any refund from Regenity for unsold Products returned under this Section. However, if the Agreement was terminated by Regenity for convenience under Section 4.2(b) or by Distributor for Regenity’s breach, Distributor shall receive a refund for all unsold Products returned to Regenity in accordance with Regenity’s Return Policy for such post-Term returns. The provisions of Article I, Section 2.5(c), Section 3.5, Section 4.3, Article V, Article VI, Section 7.1, Section 7.3, Section 7.4, Section 7.5, and Article VIII shall survive expiration or termination of this Agreement for any reason.

ARTICLE V

Indemnification; Limitation of Liability

5.1
Intellectual Property Indemnification by Regenity. Regenity shall indemnify and hold Distributor harmless from and against any damages awarded in actions against Distributor based upon a finding that the Products infringe any patent rights or other intellectual property rights of a Third Party in the Territory, provided that Distributor gives Regenity timely notice of the claim and the opportunity to assume sole control of the defense and settlement and provided further that Distributor does not settle such a claim without Regenity’s prior written consent; provided however that, if Distributor incurs any costs or expenses in managing any such potential Third-Party infringement, Regenity shall reimburse Distributor in full (including any reasonable attorney’s fees) within 30 days of final determination or settlement of the Third-Party infringement matter. The foregoing provision does not apply to infringements caused by Distributor’s unauthorized use or modification of the Product or its use in combination with other products, except, in the latter case, any mutually agreed combination of the Parties’ products. If a court of competent jurisdiction determines, or Regenity concludes in its discretion, that a risk exists for a determination that a Product infringes the rights of a Third Party, then Regenity shall have, at its option, the right to either: (a) procure for Distributor and its customers the right to continue using and selling the Product; (b) replace the Product with a non-infringing product; (c) modify the Product so that it becomes non-infringing; or (d) require the return of the Product to

Regenity against a refund of payments made by Distributor to Regenity. The foregoing sets forth the entire liability of Regenity for Third-Party intellectual property infringement.

5.2
Mutual Indemnification.

(a) General. Except for Damages arising from a claim that the Products infringe patent rights or other intellectual property rights of a Third Party, and subject to the requirements of Section 5.2(b) below, each Party (the “Indemnitor”) hereby agrees to indemnify and hold the other Party and its Representatives (the “Indemnities”) harmless for any loss, claim, damage, cost, expense (including reasonable attorney’s fees), or liability by or to a Third Party (collectively, “Damages”) arising out of (a) the negligence or willful misconduct of the Indemnitor or any of its Representatives or (b) a breach by the Indemnitor of any of its obligations under this Agreement.

(b) Conditions and Process. If any claim is asserted against an Indemnitee by any Third Party, which claim is subject to indemnity under this Section 5.2, then the Indemnitee shall notify the Indemnitor thereof promptly after its receipt of a writing making the claim, but any delay in giving such notice shall not affect the Indemnitee’s rights under this Section 5.2 except to the extent the Indemnitor is actually prejudiced thereby. The Indemnitor shall have the right to take charge of the defense of such claim by giving notice to the Indemnitee within ten (10) days after Indemnitee’s notice. If the Indemnitor so assumes the defense, (i) the defending counsel shall be selected by the Indemnitor and shall be free of material conflicts with the Indemnitee’s interests and otherwise reasonably satisfactory to the Indemnitee, (ii) all costs and expenses of defense, including without limitation all attorney, witness, investigation, and court fees and expenses, (collectively, “Defense Costs”) shall be borne and promptly paid by the Indemnitor, and (iii) any engagement of separate counsel by Indemnitee shall be solely at the Indemnitee’s expense. If the Indemnitor does not so assume the defense, or if the Indemnitor fails to diligently pursue such defense or timely pay any Defense Costs, then the Indemnitee may take charge of the defense of such claim, including the designation of defense counsel, and all Defense Costs, including without limitation the reasonable fees and expenses of counsel designated by the Indemnitee, shall be borne and promptly paid by the Indemnitor. No settlement of a claim for which indemnification will be sought under this Section 5.2 shall be made without the consent of the Indemnitor, which shall not unreasonably be withheld. No settlement of a claim shall be entered into without the consent of the Indemnitee unless it fully and finally releases the Indemnitee from all obligations and liability relating to or arising out of the subject matter of the claim and imposes no restrictions or burdens on the Indemnitee.

5.3
Insurance. Regenity shall maintain general liability insurance, including product liability coverage, in a minimum amount of Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate annually.

5.4
Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, except with respect to liability arising from (a) a breach of Article VI or Article VII, (b) willful misconduct or intentionally wrongful act of a Party, or (c) a Party’s indemnification obligations under this Article V, in no event will either Party or its Representatives be liable under this Agreement for any special, indirect, incidental, consequential or punitive damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of profits or revenue suffered by either Party or any of its Representatives. Without limiting the preceding sentence and notwithstanding any provision of this Agreement to the contrary but subject to Section 3.4, except with respect to liability arising from (i) a breach of Article VI or Article VII, (ii) willful misconduct or intentionally wrongful act of a Party, or (iii) a Party’s indemnification obligations under this Article V, in no event shall either Party’s aggregate liability arising out of or related to this Agreement, whether in contract, tort or under any other theory of liability, exceed the payments made or payable by Distributor to Regenity under this Agreement in the six (6) months preceding the incident giving rise to such liability.

ARTICLE VI

Confidential Information

6.1 Confidential Information. “Confidential Information” shall mean all information disclosed by a Party (the “Disclosing Party”) to the other Party or its Representatives (the “Recipient”) in any manner, whether orally, visually, or in tangible form (including documents, devices, and computer readable media) and all copies thereof, whether or not created by the Disclosing Party, in each case to the extent that such information is identified by the Disclosing Party as being confidential or proprietary at the time of disclosure. Notwithstanding the foregoing, Confidential Information shall not include any information that Recipient can demonstrate: (i) was in Recipient’s possession prior to disclosure by the Disclosing Party; (ii) was known to the public at the time of disclosure to Recipient under this Agreement, or becomes publicly known after such disclosure, through no act of Recipient or its employees, agents, or independent contractors; (iii) comes into the possession of Recipient from any Person who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information; or (iv) is independently developed by the Recipient without the aid, use or application of Confidential Information of the Disclosing Party. Further, the terms and conditions of this Agreement shall be deemed the Confidential Information of both Parties.

6.2 Disclosure of Confidential Information. Except as expressly permitted by this Agreement or as necessary to satisfy its obligations under this Agreement, Recipient shall not disclose Confidential Information of the Disclosing Party and shall prevent the disclosure of such Confidential Information by Recipient’s Representatives. Recipient shall disclose Confidential Information of the Disclosing Party only to those of its Representatives who have a need to know such Confidential Information for the purpose of satisfying its obligations under this Agreement. Recipient shall use Confidential Information of the Disclosing Party solely for the purpose of satisfying its obligations under this Agreement. Each Party agrees that the restrictions under this Section 6 will continue to apply after this Agreement terminates or expires, regardless of the reason for such termination or expiration.

6.3 Disclosure Required by Law. In the event that Recipient is ordered to disclose Confidential Information of the Disclosing Party pursuant to a judicial or governmental request, requirement, or order, Recipient shall immediately notify the Disclosing Party and take reasonable steps to assist the Disclosing Party in contesting such request, requirement, or order or otherwise protecting the Disclosing Party’s rights. If the Recipient is ultimately compelled to disclose Confidential Information of the Disclosing Party, it shall only disclose such Confidential Information to the extent required to comply with applicable Law.

6.4 Return or Destruction of Confidential Information. Upon termination or expiration of this Agreement (or upon demand by the Disclosing Party), Recipient shall return promptly to the Disclosing Party or destroy, at the Disclosing Party’s option, all tangible materials that disclose or embody the Disclosing Party’s Confidential Information.

6.5 Remedies of Disclosing Party. The Parties acknowledge that it will be impossible to measure the damages that would be suffered by Disclosing Party if Recipient fails to comply with its obligations under this Article VI and that, in the event of any such failure, the Disclosing Party will not have an adequate remedy at law. The Disclosing Party shall, therefore, be entitled in addition to any other rights and remedies to seek specific performance of Recipient’s obligations under this Article VI and to seek immediate injunctive relief without having to post a bond. Recipient shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that the Disclosing Party has an adequate remedy at law.

ARTICLE VII

Intellectual Property Rights

7.1 Trademarks and Trade Names. Each Party recognizes that the other Party owns certain trademarks, trade names, service marks, and Internet domain names that identifies them and their products (including, without limitation, the Products) and each Party acknowledges that it has no ownership right or interest in any of the trademarks, trade names, service marks, and Internet domain names of the other Party or relating to any of the other Party’s products (including, without limitation, the Products). Regenity expressly acknowledges that it has no ownership right or interest in any of the proprietary designations for use in connection with the Products that are elements of Distributor Product Branding.

7.2 Use of Marks. As used herein, “Regenity Marks” means the trademarks, trade names, names, brands, logos, symbols, and other proprietary designations of Regenity approved by Regenity for use in connection with the Products, other than those that are elements of Distributor Product Branding. During the Term, and subject to the terms and conditions of this Agreement, Distributor may use the Regenity Marks solely (i) in connection with its marketing and distribution of the Products in the Territory for use in the Field, and (ii) in compliance with the trademark guidelines communicated by Regenity to Distributor from time to time. Distributor shall use the Regenity Marks, and except for marks that are elements of Distributor Product Branding, no other trademarks, trade names, names, brands, logos, symbols, and other proprietary designations, to identify the Products in connection with the marketing, distribution, and sale of the Products by Distributor under this Agreement. Distributor is not authorized to use any of the Regenity Marks, or any derivative or partial use thereof, or any other trade names, trademarks, service marks, Internet domain names, logos, symbols, or indicia of proprietary designations of Regenity or any of its affiliates. Distributor shall not merge, co-join, or use any Regenity Mark in conjunction with any other trade names, trademarks, service marks, logos, symbols, or indicia, including but not limited to Distributor’s trade names or trademarks. Without limiting Distributor’s obligations under Section 2.4(a)(ii), prior to any use or distribution of any Marketing Materials bearing any Regenity Marks, Distributor shall submit to Regenity copies of such Marketing Materials for Regenity’s review to assure compliance with Regenity’s then-current trademark usage standards, applicable Laws, and the terms and conditions of this Agreement.

7.3 Regenity Marks are the Property of Regenity. The Regenity Marks, and any reputation and goodwill in them, are, and will remain, the exclusive property of Regenity, and Distributor does not have and will not in the future have, any right to use such Regenity Marks other than through this Agreement. All use of the Regenity Marks shall inure solely to the benefit of Regenity. Distributor shall not: (i) use the Regenity Marks, or any word, symbol, or design confusingly similar to the Regenity Marks or other Regenity trademarks or service marks, as part of its corporate or legal name or in connection with any product sold by Distributor; (ii) do or suffer to be done any act or thing which will in any way impair the rights of Regenity in and to any Regenity Mark; (iii) apply for any registration of any trademark or other designation which includes in whole or in part any Regenity Mark or which otherwise would affect the ownership of any Regenity Mark, nor file any document with any Governmental Authority to take any action that would affect the ownership of any Regenity Mark or assist any other Person or entity to undertake any such action; or (iv) acquire or claim any title to any Regenity Mark adverse to Regenity by virtue of this Agreement or through Distributor’s use of any Regenity Mark pursuant to this Agreement.

7.4 Distributor Marks. As used herein, “Distributor Marks” means the trademarks, trade names, names, brands, logos, symbols, and other proprietary designations of Distributor including all the elements of Distributor Product Branding. The Distributor Marks, and any reputation and goodwill in them, are, and will remain, the exclusive and solely-owned property of Distributor, and Regenity does not have and will not in the future have, any right to use such Distributor Marks other than through this Agreement. All use of the Distributor Marks shall inure solely to the benefit of Distributor. Regenity shall not: (i) use the Distributor Marks, or any word, symbol, or design confusingly similar to the Distributor Marks or other Distributor trademarks or service marks, as part of its corporate or legal name or in connection with any product sold by Regenity; (ii) do or suffer to be done any act or thing which will in any way impair the rights of Distributor in and to any Distributor Mark; (iii) apply for any registration of any trademark or other designation which includes in whole or in part any Distributor Mark or which otherwise would affect the ownership of any Distributor Mark, nor file any document with any Governmental Authority to take any action that would affect the ownership of any Distributor Mark or assist any other Person or entity to undertake any such action; or (iv) acquire or claim any title to any Distributor Mark adverse to Distributor by virtue of this Agreement or through Regenity’s use of any Distributor Mark pursuant to this Agreement. Regenity shall not (i) use any of the Distributor Marks, or any derivative or partial use thereof, or any other trade names, trademarks, service marks, Internet domain names, logos, symbols, or indicia of proprietary designations of Distributor or any of its affiliates, or (ii) merge, co-join, or use any Distributor Mark in conjunction with any other trade names, trademarks, service marks, logos, symbols, or indicia, including but not limited to Regenity’s trade names or trademarks, without prior written permission from Distributor.

7.5 Intellectual Property. Distributor acknowledges that all patents, copyrights, design rights, trade secrets, and other intellectual property rights in or related to the Products (collectively, “Product IP”) shall be and remain the exclusive property of Regenity. Except as expressly provided under this Agreement, Distributor has no right to, and shall not, make, use, modify, reproduce, disassemble, reverse engineer, translate, reconstruct, or improve the Products, or practice any of Regenity’s intellectual property rights, except upon the prior written consent of Regenity. Distributor agrees to and hereby does assign to Regenity, without payment of royalty or other consideration, all of Distributor’s rights in any Product IP, whether now existing or that hereafter arises.

7.6 Notification of Adverse Use. Each Party shall promptly notify the other Party of any action undertaken by any Person that may constitute an infringement of any Product IP or that Party’s marks (including, without limitation, any adverse use of marks by any Person that is confusingly similar to any of either Party’s marks), in each case to the extent that the same comes to such Party’s attention.

ARTICLE VIII

Miscellaneous

8.1 Relationship of the Parties. The relationship of Regenity and Distributor as the result of this Agreement is that of principal and independent contractor. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

8.2 Warranty and Representation. Each Party warrants and represents to the other that it is legally free to enter into this Agreement in accordance with its terms and conditions, and that this Agreement does not interfere with any legal or contractual obligations it may have with any Third Party.

8.3 Non-Assignment and Change of Control. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. In the event of a transfer by either Party of its rights or obligations under this Agreement incident to a merger, consolidation, reorganization or acquisition of substantially all the assets, or other form of transaction effecting a change of control, of such Party, this Agreement shall automatically transfer in its entirety to, and be binding upon, the party that acquires or assumes the transferring Party’s assets and obligations. Notwithstanding any provision of this Agreement to the contrary, any of Regenity’s obligations to be performed under this Agreement may be performed by any subsidiary, affiliate or qualified third-party subcontractor of Regenity, subject to Distributor’s prior approval.

8.4 Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement (including any notice of force majeure, breach, termination, change of address, etc.) shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), five days after deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid, or on the next business day if sent by overnight delivery using a nationally recognized express courier service and specifying next business day delivery (receipt verified), to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

All correspondence to Regenity shall be addressed as follows:

Collagen Matrix, Inc.

[******]

Attn: Chief Executive Officer

All correspondence to Distributor shall be addressed as follows:

AVITA Medical, Inc.

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

Attn: Chief Legal Officer

8.5 Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable Law.

8.6 Waiver of Breach. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

8.7 Force Majeure. Nonperformance by either Party shall be excused to the extent that performance is rendered impossible by acts of God, civil or military authority, war, riots, fire, earthquakes, floods, embargo, explosion, prohibition of import or export of the Products, governmental orders, regulations, restrictions, or by strike, lockout, or other labor troubles or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing Party.

8.8 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws in the state of New York, U.S.A., including the United States Federal Court located in the state of New Jersey shall have exclusive jurisdiction to hear and determine all disputes and claims whether for injunction, declaration, damage or otherwise, and shall have exclusive jurisdiction to hear and determine all questions as to the validity, existence or enforceability of this Agreement, all without regard to choice or conflict of law rules.

8.9 Modification. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

8.10 Entire Agreement. This Agreement contains the entire agreement of the Parties hereto with respect to the subject matter hereof and shall be deemed to supersede all prior agreements concerning such subject matter, whether written or oral, and the terms and provisions of any such prior agreement are hereby terminated, are null and void, and shall be without further force or effect. Notwithstanding the foregoing, any agreements with respect to the confidentiality and/or non-disclosure of confidential or proprietary information disclosed by one Party to the other Party prior to the Effective Date shall remain in full force and effect and govern the receiving Party’s obligations with respect to such confidential or proprietary information.

8.11 Counterparts. This Agreement may be executed in two or more counterparts,

each of which shall be deemed an original and all of which together shall constitute one instrument.

8.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.13 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

8.14 No Third-Party Rights. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

COLLAGEN MATRIX, INC. AVITA MEDICAL, INC.

Signature: ___________________________ Signature: ___________________________

Print: Peggy Hansen Print:

Title: GM CDM / SVP RA/CA/QA______ Title:

SCHEDULE A

PRODUCTS AND PRICES

Regenity Item Code	Distributor Item Code TBD	SIZE
BDTWD22		2cm x 2cm
BDTWD55		5cm x 5cm
BDTWD1010		10cm x 10cm
BDTWD1020		10cm x 20cm
BDTWD2035		20cm x 35cm

*Product Handling Demos: Non-Sterile, Bulk Packed

SCHEDULE B

TERRITORY

United States of America

SCHEDULE C

LIMITED PRODUCT WARRANTY

(IN EFFECT AS OF THE EFFECTIVE DATE)

Regenity warrants that, at the time Regenity delivers the Product to the Carrier, the Product (a) will conform with applicable Specifications, (b) will be packaged in accordance with the final packaging and labeling agreed upon between Regenity and Distributor with respect to such Product, (c) will have been manufactured in compliance with US FDA Quality System Regulations 21 CFR 820 and ISO 13485, and (d) will have at least fifty percent (50%) of the maximum shelf-life for such Product (as specified in the applicable Specifications) remaining.

SCHEDULE D

PRODUCT SPECIFICATIONS

All Products shall: (1) meet applicable FDA acceptance specifications, (2) conform to applicable sizing as shown in Schedule A, (3) be sterile and non-pyrogenic, and (4) be packaged and labeled in final box for distribution to end users in accordance with Trademark and Private Brand specifications supplied by Distributor.

Material Composition	Collagen derived from bovine dermis
Sizes and shapes	Square and rectangular shapes 2cm x 2 cm 5cm x 5 cm 10cm x 10cm 10cm x 20cm 20cm x 35cm
Packaging	Single blister tray with Tyvek lid or Single Tyvek/film pouch Single unit to be labeled and packaged in a box with Instructions for Use
Sterility	Terminally sterilized, SAL 10-6
Non-pyrogenic	Non-pyrogenic
*Maximum Shelf Life	3 years

SCHEDULE E

[******]

For successive periods subsequent to the Initial Term, Guaranteed Regenity Target Product Revenues shall be 105% of the previous year. For example, the Guaranteed Regenity Target Product Revenues for Year 6 of this agreement shall be 105% of the [******] shown above for Year 5.